Exhibit 99.1

Corbus Pharmaceuticals Reports Fourth Quarter and Year-End 2023 Financial Results and Provides Corporate Update

•
Encouraging CRB-701 (SYS6002) First-in Human Data Presented at ASCO-GU 2024; first patient expected to be dosed in US Ph1 study by end of March 2024
•
IND Application for CRB-601 cleared; Ph1 study on track to commence in Summer of 2024
•
Pre-clinical data for CRB-913 presented at Obesity Week; IND filing on track by the end of 2024
•
$127M of cash & investments at February 2, 2024; 3+ years of projected runway through Q1 2027
•
Appointed Dr. Dominic Smethurst as Chief Medical Officer

Norwood, MA, March 12, 2024 (GLOBE NEWSWIRE) - Corbus Pharmaceuticals Holdings, Inc. (NASDAQ: CRBP) (“Corbus” or the “Company”), a precision oncology company with a diversified portfolio, today provided a corporate update and reported financial results for the fourth quarter of 2023 and year-ended 2023.

“In 2023 we made significant progress in advancing our pipeline to meaningful milestones. These efforts culminated in us strengthening our balance sheet by raising $116 million of capital in 2024 providing us with a projected runway of over 3 years”, said Yuval Cohen, Ph.D., Chief Executive Officer of Corbus. “The first-in-human CRB-701 dose-escalation data from our development partner, CSPC, was presented at ASCO-GU in January 2024 demonstrating a differentiated safety and PK profile compared to enfortumab vedotin, as well as an emerging efficacy signal in bladder and cervical cancer patients who are Nectin-4 positive. We expect to dose the first patient in our US Ph1 study in March 2024. For CRB-601, the FDA cleared our Investigational New Drug (“IND”) application in January 2024, and we expect to dose the first patient this summer. Finally, for CRB-913, we presented promising pre-clinical data at Obesity Week in October 2023 and are on track to file an IND by the end of 2024", concluded Dr. Cohen.

Key Corporate and Program Updates:

CRB-701 - a Nectin-4 ADC

CRB-701 (SYS6002) is a next-generation antibody drug conjugate (“ADC”) targeting Nectin-4 that contains a site-specific, cleavable linker and a homogenous drug antibody ratio of 2 using MMAE as the payload. Nectin-4 is a clinically validated, tumor-associated antigen in urothelial cancer.

Encouraging safety and efficacy data from the Ph1 dose escalation study in China for patients with Nectin-4 positive tumors was presented in January 2024 by CSPC at the 2024 American Society of Clinical Oncology Genitourinary Cancers Symposium (“ASCO GU”) Poster.

Summary of Ph1 Results:

•
Q3W schedule of CRB-701 (SYS6002) demonstrated a 43% ORR and 71% DCR (n=7) at predicted therapeutically relevant doses (>=2.7mgs/kg).
•
All assessable Nectin-4 positive study participants with mUC or cervical cancer treated at or above this dose demonstrated some level of disease control.

•
No dose limiting toxicities (“DLTs”) were observed to date up to 3.6 mg/kg with further escalation at 4.5 mg/kg ongoing.
•
No cases of peripheral neuropathy or skin rash have been observed to date.

The Company is on track to dose the first patient in the US dose-escalation study by the end of March 2024. The Company expects to provide a clinical update for CSPC’s dose-escalation study in mid-2024 and to present US dose escalation data by Q1 2025.

CRB-601 - TGFβ blocking monoclonal antibody targeting the integrin αVβ8

CRB-601 is a high affinity and selective anti-αvβ8 monoclonal antibody that blocks the activation of TGFβ expressed on cancer cells in the tumor microenvironment. In pre-clinical models, CRB-601 demonstrates enhanced anti-tumor activity when combined with anti-PD-1 checkpoint inhibitor therapy compared to either single agent alone.

In January 2024, the FDA cleared the IND and the Company expects to enroll the first patient in the Ph1 study in the summer of 2024. The Company expects to complete the CRB-601 Ph1 dose-escalation study (monotherapy and in combination with PD-1) by the end of 2024.

CRB-913-CB1 receptor inverse agonist for the treatment of obesity

CRB-913 is a second-generation, highly peripherally restricted CB1 receptor inverse agonist designed to treat obesity. In a diet-induced obesity ("DIO") mouse model, CRB-913, as a monotherapy and in combination with incretin analogues (tirzepatide, semaglutide, or liraglutide), demonstrates a reduction in body weight in DIO mice and improvements were observed in body fat content, leptinemia, insulin resistance, liver triglycerides, liver fat deposits, and liver histology.

The Company presented CRB-913 pre-clinical data at Obesity Week as an oral presentation and as a late breaking poster in October 2023. The study was also published in Obesity in November 2023. The Company is currently conducting IND enabling studies and expects to file an IND in the fourth quarter of 2024.

$116M of Capital Raised in 2024

In February 2024, the Company closed a public offering raising $94.5 million of gross proceeds and also raised $21.1 million of gross proceeds from ATM sales in January 2024. The Company reported $127 million of cash, cash equivalents, and investments on hand as of February 2, 2024, providing projected cash runway of 3+ years through March 31, 2027.

Dr. Dominic Smethurst Appointed as Chief Medical Officer

In February 2024, the Company appointed Dr. Dominic Smethurst, MA MRCP, as the Company’s Chief Medical Officer (CMO). In this role, Dr. Smethurst is guiding the clinical development of the Company’s clinical pipeline. Dr. Dominic Smethurst has over twenty years of experience working with various pharmaceutical and biotechnology companies and most recently served as CMO of Bicycle Therapeutics, where he helped advance Nectin-4 investigational drugs through early stage and into late-stage development.

Financial Results for Fourth Quarter Ended December 31, 2023

The Company reported a net loss of approximately $8.0 million, or a net loss per diluted share of $1.81, for the three months ended December 31, 2023, compared to a net loss of approximately $10.9 million, or a net loss per diluted share of $2.61, for the same period in 2022. For the year ended December 31, 2023, the Company reported a net loss of approximately $44.6 million, or a net loss per diluted share of $10.31, compared to a net loss of approximately $42.3 million, or a net loss per diluted share of $10.15 for the same period in 2022.

Operating expenses for Q4 2023 decreased by $0.7 million to approximately $10.1 million for the three months ended December 31, 2023, compared to $10.8 million in the comparable period in the prior year. The decrease was attributable to reductions in compensation expense and legal expenses offset by an increase in development costs for CRB-701 and CRB-601, attributable to moving both drugs into clinical studies in 2024.

The Company reported $20.9 million of cash, cash equivalents, and investments on December 31, 2023, and $127 million on February 2, 2024 after raising $116 million of capital in 2024.

About Corbus

Corbus Pharmaceuticals Holdings, Inc. is a precision oncology company with a diversified portfolio and is committed to helping people defeat serious illness by bringing innovative scientific approaches to well understood biological pathways. Corbus’ pipeline includes CRB-701, a next generation antibody drug conjugate that targets the expression of Nectin-4 on cancer cells to release a cytotoxic payload, CRB-601, an anti-integrin monoclonal antibody which blocks the activation of TGFβ expressed on cancer cells, and CRB-913, a highly peripherally restricted CB1 inverse agonist for the treatment of obesity. Corbus is headquartered in Norwood, Massachusetts. For more information on Corbus, visit corbuspharma.com. Connect with us on Twitter, LinkedIn and Facebook.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act, as amended, including those relating to the Company's trial results, product development, clinical and regulatory timelines, market opportunity, competitive position, possible or assumed future results of operations, business strategies, potential growth opportunities and other statement that are predictive in nature. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management's current beliefs and assumptions.

These statements may be identified by the use of forward-looking expressions, including, but not limited to, "expect," "anticipate," "intend," "plan," "believe," "estimate," "potential,” "predict," "project," "should," "would" and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties, and other factors on our operations, clinical development plans and timelines, which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include those set forth in the Company's filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

All product names, logos, brands and company names are trademarks or registered trademarks of their respective owners. Their use does not imply affiliation or endorsement by these companies.

INVESTOR CONTACT:

Sean Moran

Chief Financial Officer

Sean.moran@corbuspharma.com

Bruce Mackle
Managing Director
LifeSci Advisors, LLC
bmackle@lifesciadvisors.com

---tables to follow---

Corbus Pharmaceuticals Holdings, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

	Unaudited For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2023	2022	2023	2022
Operating expenses:
Research and development	$6,980,116	$6,242,758	$31,167,660	$16,136,826
General and administrative	3,123,231	4,554,062	13,909,641	18,698,619
Litigation Settlement	—	—	—	5,000,000
Total operating expenses	10,103,347	10,796,820	45,077,301	39,835,445
Operating loss	(10,103,347)	(10,796,820)	(45,077,301)	(39,835,445)
Other income (expense), net:
Other income (expense), net	2,759,731	275,549	3,389,440	(48,773)
Interest income (expense), net	(707,010)	(640,954)	(2,923,974)	(2,132,091)
Change in fair value of derivative liability	(2,582)	96,842	(2,582)	96,842
Foreign currency exchange gain (loss), net	31,814	186,330	11,101	(427,436)
Other income (expense), net	2,081,953	(82,233)	473,985	(2,511,458)
Net loss	$(8,021,394)	$(10,879,053)	$(44,603,316)	$(42,346,903)
Net loss per share, basic and diluted	$(1.81)	$(2.61)	$(10.31)	$(10.15)
Weighted average number of common shares outstanding, basic and diluted	4,423,683	4,171,297	4,327,568	4,170,675

Comprehensive loss:
Net loss	$(8,021,394)	$(10,879,053)	$(44,603,316)	$(42,346,903)
Other comprehensive income (loss):
Change in unrealized gain (loss) on marketable debt securities	6,479	80,782	124,536	(63,647)
Total other comprehensive income (loss)	6,479	80,782	124,536	(63,647)
Total comprehensive loss	$(8,014,915)	$(10,798,271)	$(44,478,780)	$(42,410,550)

Corbus Pharmaceuticals Holdings, Inc.

Consolidated Balance Sheets

	December 31, 2023	December 31, 2022

ASSETS
Current assets:
Cash and cash equivalents	$13,723,681	$17,002,715
Investments	7,182,325	42,194,296
Restricted cash	192,475	192,475
Prepaid expenses and other current assets	2,447,549	791,616
Total current assets	23,546,030	60,181,102
Restricted cash	477,425	477,425
Property and equipment, net	973,214	1,613,815
Operating lease right-of-use assets	3,062,920	3,884,252
Other assets	212,804	155,346
Total assets	$28,272,393	$66,311,940
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$300,664	$353,323
Accounts payable	3,178,516	2,173,963
Accrued expenses	11,030,506	5,999,252
Derivative liability	39,450	36,868
Operating lease liabilities, current	1,436,723	1,280,863
Current portion of long-term debt	15,908,214	2,795,669
Total current liabilities	31,894,073	12,639,938
Long-term debt, net of debt discount	—	15,984,426
Other long-term liabilities	44,411	22,205
Operating lease liabilities, noncurrent	3,238,631	4,675,354
Total liabilities	35,177,115	33,321,923
Stockholders’ equity
Preferred stock, $0.0001 par value; 10,000,000 shares authorized, no shares issued and outstanding at December 31, 2023 and December 31, 2022	—	—
Common stock, $0.0001 par value; 300,000,000 shares authorized, 4,423,683 and 4,171,297 shares issued and outstanding at December 31, 2023 and December 31, 2022, respectively	442	417
Additional paid-in capital	429,780,375	425,196,359
Accumulated deficit	(436,683,983)	(392,080,667)
Accumulated other comprehensive loss	(1,556)	(126,092)
Total stockholders’ (deficit) equity	(6,904,722)	32,990,017
Total liabilities and stockholders’ equity	$28,272,393	$66,311,940